Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FORGENT NETWORKS, INC.”, CHANGING ITS NAME FROM “FORGENT NETWORKS, INC.” TO “ASURE SOFTWARE, INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF DECEMBER, A.D. 2009, AT 8:40 O’'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 08:50 AM 12/28/2009 FILED 08:40 AM 12/28/2009 SRV 091138205 - 2197785 FILE
CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

FORGENT NETWORKS, INC.

Pursuant to the Delaware General Corporation Law (“DGCL”), Forgent Networks, Inc., a corporation duly organized and existing under the DGCL, does hereby certify that:

1
The Restated Certificate of Incorporation of Forgent Networks, Inc. is hereby amended by deleting Article FIRST and inserting in its place the following:

FIRST: The name of the corporation (the “Corporation”) is Asure Software, Inc., formerly known as Forgent Networks, Inc., formerly known as VTEL Corporation.

2.
The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH and inserting in its place the following:

FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” All of said shares shall be One Cent ($.01) par value each. The total number of shares of capital stock which the Corporation shall have the authority to issue is Eight Million (8,000,000), which shall consist of Six-and-One-Half Million (6,500,000) shares of Common Stock and One-and-One-Half Million (1,500,000) shares of Preferred Stock.

The outstanding shares of Common Stock shall be reverse split on a 1 for 10 basis, effective as of the effective date of this Certificate of Amendment.

Fractional shares will be rounded up to the nearest whole number of shares.

3.
The foregoing amendments were duly adopted by the Board of Directors of the Company in accordance with the provisions of the DGCL Section 242 and duly approved by the stockholders of the Corporation by the required vote of such stockholders in accordance with DGCL Section 242 at the annual meeting of stockholders of the Corporation held on December 17, 2009 in accordance with DGCL Section 222, and shall become effective on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

975475.1

In witness whereof, Forgent Networks, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on December 28, 2009.

Forgent Networks, Inc.

By:	/s/ Patrick Goepel
	Name:	Patrick Goepel
	Title:	Interim CEO